Exhibit 5.2

10250 Constellation Blvd., Suite 1100
Los Angeles, California 90067
Tel: +1.424.653.5500 Fax: +1.424.653.5501
www.lw.com
FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Chicago	Paris
	Dubai	Riyadh
	Düsseldorf	San Diego
August 14, 2025	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Silicon Valley
	Houston	Singapore
	London	Tel Aviv
Healthpeak Properties, Inc.	Los Angeles	Tokyo
Healthpeak OP, LLC	Madrid	Washington, D.C.
DOC DR Holdco, LLC

DOC DR, LLC

4600 South Syracuse Street, Suite 500

Denver, Colorado 80237

Re: Registration Statement on Form S-3 and Prospectus Supplement; $500,000,000 Aggregate Principal Amount of Healthpeak OP, LLC’s 4.750% Senior Unsecured Notes due 2033

To the addressees set forth above:

We have acted as special counsel to Healthpeak Properties, Inc., a Maryland corporation (“Healthpeak”), Healthpeak OP, LLC, a Maryland limited liability company (the “Operating Company”), DOC DR Holdco, LLC, a Maryland limited liability company (“DOC DR Holdco”), and DOC DR, LLC, a Maryland limited liability company (“DOC DR” and, together with Healthpeak and DOC DR Holdco, the “Guarantors”), in connection with the issuance of $500,000,000 aggregate principal amount of the Operating Company’s 4.750% Senior Unsecured Notes due 2033 (the “Notes”) and the guarantees of the Notes (the “Guarantees”) by the Guarantors, under an Indenture, dated February 14, 2025 (the “Base Indenture”), among the Operating Company, the Guarantors and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture, dated as of the date hereof, among the Operating Company, the Guarantors and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) by the Operating Company and the Guarantors on February 8, 2024 (Registration Nos. 333-276954, 333-276954-01, 333-276954-02 and 333-276954-03) (as so filed and as amended, the “Registration Statement”), a base prospectus dated February 5, 2025, included as part of the Registration Statement (the “Base Prospectus”), a preliminary prospectus supplement dated August 5, 2025 filed with the Commission pursuant to Rule 424(b) under the Act, a prospectus supplement dated August 5, 2025 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”), and an underwriting agreement dated August 5, 2025 (the “Underwriting Agreement”), among the Operating Company, the Guarantors and PNC Capital Markets LLC, J.P. Morgan Securities LLC, Credit Agricole Securities (USA) Inc., Truist Securities, Inc. and U.S. Bancorp Investments, Inc., as representatives of the several Underwriters named therein. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to the issue of the Notes and the Guarantees.

August 14, 2025

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Operating Company, the Guarantors and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. Various issues concerning Maryland law are addressed in the opinion of Ballard Spahr LLP, which has been separately provided to you. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Notes and the Guarantees will be legally valid and binding obligations of the Operating Company and the Guarantors, respectively, enforceable against the Operating Company and the Guarantors in accordance with their respective terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) (a) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

We express no opinion as to (i) consents to, or restrictions upon, governing law, jurisdiction, venue, service of process, arbitration, remedies or judicial relief; (ii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iii) waivers of rights or defenses contained in Section 4.4 of the Base Indenture and Section 5.1(b) of the Supplemental Indenture (except, with respect to Section 5.1(b) of the Supplemental Indenture, to the extent such waiver is limited to the fullest extent that the Guarantors may do so under applicable law) and waivers of broadly or vaguely stated rights; (iv) covenants not to compete; (v) provisions for exclusivity, election or cumulation of rights or remedies; (vi) provisions authorizing or validating conclusive or discretionary determinations; (vii) grants of setoff rights; (viii) provisions to the effect that a guarantor is liable as a primary obligor and not as a surety, provisions pursuant to which any guarantor purports to guaranty its own primary obligations, and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; (ix) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (x) proxies, powers and trusts; (xi) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any agreement, right or property; (xii) provisions for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (xiii) provisions permitting, upon acceleration of any indebtedness (including the Notes), collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; and (xiv) the severability, if invalid, of provisions to the foregoing effect.

August 14, 2025

We express no opinion or confirmation as to federal or state securities laws, tax laws (except as set forth in our letter to you of even date with respect to certain tax matters), antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, pension or employee benefit laws, usury laws, environmental laws, margin regulations, laws and regulations relating to commodities trading, futures and swaps, Financial Industry Regulatory Authority, Inc. rules, National Futures Association rules, the rules of any stock exchange, clearing organization, designated contract market or other regulated entity for trading, processing, clearing or reporting transactions in securities, commodities, futures or swaps, or export control, anti-money laundering, and anti-terrorism laws (without limiting other laws or rules excluded by customary practice).

With your consent, we have assumed (a) that the Indenture, the Notes and the Guarantees (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto, (b) that the Documents constitute legally valid and binding obligations of the parties thereto, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to Healthpeak’s Form 8-K dated August 14, 2025 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,
/s/ Latham & Watkins LLP